Term sheet No. 174G-1 To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement G-1 dated September 5, 2007	Registration Statement No. 333-137902 Dated September 5, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Auto-Callable Securities Linked to the Performance of the Nasdaq 100 Stock Index® due on or about September 30, 2010

General

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Auto-Callable Securities Linked to the performance of the Nasdaq 100 Stock Index® due on or about September 30*, 2010 (the “securities”) are designed for investors who believe that the Nasdaq 100 Stock Index® (the “Index”) will close above the Initial Level on any Auto-Callable Date and that the Index will not close at or below the Knock-In Level on any trading day during the Observation Period. Investors should be willing to forgo interest and dividend payments during the term of the securities and be willing to lose all of their initial investment if the Index declines from the Initial Level and closes at or below the Knock-In Level on any trading day during the Observation Period.

•	Senior unsecured obligations of Deutsche Bank AG due on or about September 30*, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about September 25*, 2007 and are expected to settle on or about September 28*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	Nasdaq 100 Stock Index®

Auto-Callable Feature:	The securities will be called if the closing level of the Index on any Auto-Callable Date is above the Initial Level.

Auto-Callable Dates:	September 25*, 2008, September 25*, 2009 and the Final Valuation Date (September 27*, 2010).

Auto-Callable Settlement Dates:	October 2*, 2008, October 2*, 2009, and September 30*, 2010.

Auto-Callable Return:

If we call the securities, you will receive a cash payment per $1,000 security face amount equal to the Auto-Callable Amount for the applicable Auto-Callable Date. The Auto-Callable Return will be a total return based upon an annualized return of between 10.00% and 11.00%. The actual annualized return upon which the Auto-Callable Return is based will be set on the Trade Date.

Auto-Callable Date	Auto-Callable Settlement Date	Auto- Callable Return[1]	Auto-Callable Amount[1] (per $1,000 security face amount)
September 25, 2008	October 2, 2008	110% - 111%	$1,100.00 - $1,110.00
September 25, 2009	October 2, 2009	120% - 122%	$1,200.00 - $1,220.00
Final Valuation Date (September 27*, 2010)	September 30, 2009	130% - 133%	$1,300.00 - $1,330.00

[1] Final values will be set on the Trade Date.

Payment at Maturity:	At maturity, if the securities have not been called, you will receive a cash payment per $1,000 security face amount based on the Index Return.

•	If the Index never closes at or below the Knock-In Level on any trading day during the Observation Period, you will receive $1,000 per $1,000 security face amount.

•	If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, your final payment per $1,000 security face amount will be calculated, as follows:

$1,000 x (1 + Index Return)

You will lose some or all of your investment at maturity if the Index closes at or below the Knock-In Level on any trading day during the Observation period and the Final Level is less than the Initial Level.

Index Return:	Final Level – Initial Level
Initial Level

Initial Level:	The Index closing level on the Trade Date.

Knock-In Level:	85.00% of the Initial Level.

Final Level:	The Index closing level on the Final Valuation Date.

Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Trade Date:	September 25*, 2007

Final Valuation Date:	September 28*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	September 30*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 EV 1

ISIN:	US2515A0EV17

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same. In such case, the Auto-Callable Dates and the Auto-Callable Settlement Dates also will be changed accordingly.

†A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement G-1 dated September 5, 2007. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement G-1 dated September 5, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507195745/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

How is the Return on the Securities Determined?

Set forth below is an explanation of the steps necessary to determine the return on the securities.

If the Securities are called prior to maturity:

The securities will be called if the closing level of the Index on any Auto-Callable Date is above the Initial Level. If we call the securities, you will receive a cash payment per $1,000 security face amount on the Auto-Callable Settlement Date equal to the Auto-Callable Amount on the applicable Auto-Callable Date. The Auto-Callable Amount is equal to $1,000 x the Auto-Callable Return for each $1,000 security face amount. The Auto-Callable Return will be based upon an annualized return of between 10.00% and 11.00%. The actual annualized return upon which the Auto-Callable Return is based will be set on the Trade Date.

Auto-Callable Date	Auto-Callable Settlement Date	Auto-Callable Return[1]	Auto-Callable Amount[1] (per $1,000 security face amount)
September 25, 2008	October 2, 2008	110% – 111%	$1,100.00 – $1,110.00
September 25, 2009	October 2, 2009	120% – 122%	$1,200.00 – $1,220.00
Final Valuation Date (September 27*, 2010)	September 30, 2010	130% – 133%	$1,300.00 – $1,330.00
*	Expected
[1]	Final values will be set on the Trade Date.

If the Securities are NOT called prior to maturity:

At maturity, you will receive a cash payment per $1,000 security face amount based on the Index Return.

The Index Return is the difference between the closing level of the Index on the Final Valuation Date (the “Final Level”) and the closing level of the Index on the Trade Date (the “Initial Level”), expressed as a percentage of the Initial Level, calculated as follows:

Index Return =	Final Level – Final Level
Initial Level

If the Index never closes at or below the Knock-In Level on any trading day during the Observation Period, you will receive a cash payment at maturity equal to $1,000 per $1,000 security face amount. If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, you will receive a cash payment at maturity per $1,000 security face amount equal to $1,000 x (1 + Index Return), and you will lose some or all of your initial investment in the securities.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity are calculated and the following results are based solely on the hypothetical examples cited.

Assumptions:

Face amount of the securities:	$1,000
Initial Level:	2020.51
Annualized Auto-Callable Return:	10.50% per annum

Example 1: Securities are called on the first Auto-Callable Date

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	2020.51 (above Initial Level, securities are called)
Auto-Callable Amount:	$1,105.00

Since the securities are called on the first Auto-Callable Date, investors will receive a total of $1,105.00 per $1,000 security face amount (10.50% return on the securities).

Example 2: Securities are called on the Final Valuation Date

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date
(September 27, 2010):	2119.30 (above the Initial Level, securities are called)
Auto-Callable Amount:	$1,315.00

At maturity, investors will receive a total of $1,315.00 per $1,000 security face amount (31.50% return on the securities).

Example 3: Securities are NOT called

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date
(September 27, 2010):	1852.24 (at or below the Initial Level, securities NOT called)
Payment at Maturity:	$1,000

At maturity, investors receive a total of $1,000 per $1,000 security face amount (0% return on the securities). The securities are not called and the Index does not close at or below the Knock-In Level on any trading day during the Observation Period.

Example 4: Securities are NOT called and the Index closes at or below the Knock-In Level on at least one trading day during the Observation Period

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date (September 27, 2010):	1515.38 (at or below the Initial Level, securities NOT called)
Payment at Maturity:	$1,000 x (1 + Index Return)
$1,000 x (1 - .25)
$750.00

Since the Index Return is negative and the Index has closed at or below the Knock-In Level on at least one trading day during the Observation Period, at maturity investors will receive a total of $750.00 per $1,000 security face amount (75% return on the securities).

Selected Purchase Considerations

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POSITIVE RETURNS IF THE INDEX INCREASES — The securities are designed for investors who believe that the Index will increase over the term of the securities and who are willing to risk losing up to 100% of their initial investment if:

(i)	the securities have not been called;

(ii)	the Index closes at or below the Knock-In Level on any trading day during the Observation Period.

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CONTINGENT PROTECTION OF YOUR INITIAL INVESTMENT — Your initial investment will be protected if the Index never closes at or below the Knock-In Level on any trading day during the Observation Period. If the securities have not been called and the Index closes at or below the Knock-In Level on any trading day during the Observation Period, you will lose the contingent protection of your initial investment and your payment at maturity will equal your initial investment reduced by 1% for each 1% decrease in the Index. You could lose up to the entire amount of your initial investment in the securities.

•	MANDATORY CALL — The securities will be automatically called if the Index closes above the Initial Level on any Auto-Callable Date, including the Final Valuation Date.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe that a security should be treated as a prepaid financial contract for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the sale, exchange or retirement of the securities (including upon an automatic call of the securities) should be long-term capital gain or loss if at the time of such sale, exchange or retirement you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description above. We do not plan to request a ruling from the IRS and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by German of Non-resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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THE RETURN ON THE SECURITIES DEPENDS ON THE INDEX INCREASING IN VALUE AND YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IF THE INDEX LEVEL DECREASES — The securities differ from ordinary debt securities in that we will not pay you interest on the securities or a fixed amount at maturity. If the securities are not called, your cash payment at maturity will be based on the Index Return and you may receive a negative return on your investment. If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, a negative Index Return will reduce your cash payment at maturity below your initial investment. If the level of the Index decreases over the term of the securities and if the Index closes at or below the Knock-In Level on any trading day during the Observation Period, your payment at maturity will equal your initial investment reduced by 1% for every 1% decline in the Index.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE AUTO-CALLABLE RETURN — The appreciation potential of the securities is limited to the pre-specified Auto-Callable Return, regardless of the performance of the Index. In addition, since the securities could be called as early as the first Auto-Callable Date, the term of your investment could be short and your return on the securities would be less than if the securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not called, you will have no return on, and may lose up to 100% of, your initial investment.

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YOU WILL HAVE NO OWNERSHIP RIGHTS IN THE COMPONENT STOCKS UNDERLYING THE INDEX — Investing in the securities is not equivalent to investing in the Index or the component stocks underlying the Index. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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WE HAVE NO AFFILIATION WITH THE SPONSOR OF THE INDEX — The sponsor of the Index is not an affiliate of ours and is not involved in any way in our offering of securities pursuant to this term sheet. Consequently, we have no control over the actions of the sponsor of the Index, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The sponsor of the Index has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the sponsor of the Index.

In addition, as we are not affiliated with the sponsor of the Index, we do not assume any responsibility for the adequacy of the information about the Index or the sponsor of the Index contained in this term sheet, any pricing supplement or in any of the publicly available filings of such sponsor. We are not responsible for the sponsor’s public disclosure of information on itself or the Index, whether contained in SEC filings or otherwise. As an investor in the securities, you should make your own investigation into the Index.

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SECONDARY TRADING MAY BE LIMITED — There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you, and you may suffer substantial loss.

Deutsche Bank AG and its affiliates may act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there will be little or no secondary market for the securities.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the face amount of the securities, even in cases where the Index level has increased since the trade date. The potential returns described in this term sheet assume that you hold your securities to maturity or until they are called by us.

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THE VALUE OF THE SECURITIES WILL BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Many economic and market factors will influence the value of the securities. We expect that, generally, the Index closing level on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the value of the Index. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Index closed at or below the Knock-In Level on any trading day during the Observation Period;

•	supply and demand for the securities;

•	the expected frequency and magnitude of changes in the Index closing level (volatility);

•	economic, financial, political and regulatory or judicial events that affect the Index or stock markets generally;

•	interest and yield rates in the market generally;

•	the time remaining to the maturity of the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, and the Final Level is less than the Initial Level, you will lose some and possibly all of your investment at maturity.

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THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF EACH AGENT’S COMMISSION AND THE COST OF HEDGING OUR OBLIGATIONS UNDER THE SECURITIES DIRECTLY OR THROUGH ONE OR MORE OF OUR AFFILIATES IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — The original issue price of the securities includes each agent’s commission and the cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

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THE MARKET VALUE OF YOUR SECURITIES MAY NOT VARY IN PROPORTION TO CHANGES IN THE MARKET VALUE OF THE INDEX — Changes in the market value of the Index may not result in corresponding changes in the value of the securities. If the Index closing level on any trading day increases above the Initial Level, the value of the securities may not increase accordingly, and it may not increase at all. It is also possible for the market value of the Index to increase while the value of the securities decreases.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index and calculating the amount that we are required to pay you at maturity or on an Auto-Callable Settlement Date. These events may include disruptions or suspensions of trading in the markets as a whole or in our ability to maintain, adjust or unwind our hedge position in the Index. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Auto-Callable Dates, the Auto-Callable Settlement Dates, the Final Valuation Date and the Maturity Date will be postponed and your return will be adversely affected.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the issuer of the securities and the calculation agent for the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in its capacity as calculation agent will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent may affect your payment at maturity, if any, or any payment you may receive on an Auto-Callable Settlement Date, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the component stocks or the issuers of the component stocks included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index, and, therefore, the value of the securities or the potential payout on the securities.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income on a security might differ materially and adversely from the description herein. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The Securities may be suitable for you if:

•	You believe the Index will not close at or below the Knock-In Level on any trading day during the Observation Period;

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You understand that you could lose up to 100% of your initial investment if the Index closing level is less than or equal to the Knock-In Level on any trading day during the Observation Period and the Index Return is negative;

•	You believe the Index will close above the Initial Level on an Auto-Callable Date;

•	You are willing to invest in securities that will be called on the first Auto-Callable Date on which the Index closing level is greater than the Initial Level;

•	You do not seek current income from this investment; and

•	You are willing and able to hold the securities to maturity if not called earlier.

The Securities may not be suitable for you if:

•	You believe the Index will close at or below the Knock-In Level on one or more trading days during the Observation Period and that at maturity, the Index Return will be negative;

•	You seek an investment that offers 100% protection of your initial investment;

•	You seek current income from your investments;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment for which there will be an active secondary market; or

•	You are unwilling or unable to invest in securities that may be called prior to maturity.

The Nasdaq 100 Stock Index®

We have derived all information regarding the Nasdaq 100 Index®, contained in this term sheet, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Nasdaq Stock Market, Inc. (“Nasdaq”). Nasdaq has no obligation to publish, and may discontinue publication of, the Nasdaq 100 Index®.

The Nasdaq 100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of the Nasdaq. The Nasdaq 100 Index® was first published in January 1985 and includes companies across a variety of major industry groups. Current information regarding the market value of the Nasdaq 100 Index® is available from the Nasdaq as well as numerous market information services.

The Nasdaq 100 Index® share weights of the component securities of the Nasdaq 100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq 100 Index® is directly proportional to the value of its Nasdaq 100 Index® share weight.

Computation of the Nasdaq 100 Index®

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq 100 Index®, a security must be listed on the Nasdaq and meet the following criteria:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

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if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being Nasdaq 100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

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the security must have seasoned on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

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if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq 100 Index® by market capitalization for the six prior consecutive month ends, then a one-year seasoning criteria would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Nasdaq 100 Index® the following criteria apply:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•	if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading, as measured annually during the ranking review process;

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the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq 100 Index® at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq 100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These Nasdaq 100 Index® eligibility criteria may be revised from time to time by the Nasdaq without regard to the securities.

The Nasdaq 100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on the Nasdaq Stock Market which meet the applicable eligibility criteria are ranked by market value. Nasdaq 100 Index® -eligible securities which are already in the Nasdaq 100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Nasdaq 100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq 100 Index®-eligible securities not currently in the Nasdaq 100 Index® that have the largest market capitalization. The data used in the ranking includes end of October Nasdaq market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Nasdaq 100 Index® security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Nasdaq 100 Index®, the security will be replaced with the largest market capitalization security not currently in the Nasdaq 100 Index® and meeting the Nasdaq 100 Index® eligibility criteria listed above.

In addition to the Ranking Review, the securities in the Nasdaq 100 Index® are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the Nasdaq 100 Index® on the evening prior to the effective date of that corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq 100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those Nasdaq 100 Index® securities. Ordinarily, whenever there is a change in the Nasdaq 100 Index® share weights or a change in a component security included in the Nasdaq 100 Index®, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the Nasdaq 100 Index® which might otherwise be caused by any of those changes.

Rebalancing of the Nasdaq 100 Index®

The Nasdaq 100 Index® is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq 100 Index® by a few large stocks); (3) reduce Nasdaq 100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq 100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the Nasdaq 100 Index® securities are categorized as either Large Stocks or Small Stocks depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq 100 Index® (i.e., as a 100-stock index, the average percentage weight in the Nasdaq 100 Index® is 1.0%).

This quarterly examination will result in a Nasdaq 100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Index security must be less than or equal to 24.0% and (2) the collective weight of those Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Index. If either one or both of these weight distribution requirements are not met upon quarterly review, or the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stocks relative ranking among the Small Stocks such that the smaller the Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq 100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq 100 Index® securities are set, the Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the Index divisor will be made to ensure continuity of the Nasdaq 100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement with Nasdaq

We have entered into an agreement with Nasdaq providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nasdaq 100 Index® which is owned and published by Nasdaq, in connection with certain securities, including the securities offered hereby.

The securities are not sponsored, endorsed, sold or promoted by Nasdaq (Nasdaq along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq 100 Index®, to track general stock market performance. The Corporations’ only relationship to Deutsche Bank (“Licensee”) is in the licensing of the Nasdaq 100® , Nasdaq 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq 100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the securities. Nasdaq has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculation the Nasdaq 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no Liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY DEUTSCHE BANK AG. THE SECURITIES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE SECURITIES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED TO BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Discontinuation of the Nasdaq 100 Index®; Alteration of Method of Calculation

If Nasdaq discontinues publication of the Nasdaq 100 Index® and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nasdaq 100 Index® (such index being referred to herein as a “Nasdaq 100 successor index”), then any Nasdaq 100 Index® closing level will be determined by reference to the level of such Nasdaq 100 successor index at the close of trading on the NYSE, the AMEX, the Nasdaq Stock Market or the relevant exchange or market for the Nasdaq 100 successor index on each relevant date or dates.

Upon any selection by the calculation agent of a Nasdaq 100 successor index, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If Nasdaq discontinues publication of the Nasdaq 100 Index® prior to, and such discontinuation is continuing on any relevant date, and the calculation agent determines, in its sole discretion, that no Nasdaq 100 successor index is available at such time, or the calculation agent has previously selected a Nasdaq 100 successor index and publication of such Nasdaq 100 successor index is discontinued prior to, and such discontinuation is continuing on, any relevant date, then the calculation agent will determine the Nasdaq 100 Index® closing level for such date. The Nasdaq 100 Index® closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Nasdaq 100 Index® last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nasdaq 100 Index®. Notwithstanding these alternative arrangements, discontinuation of the publication of the Nasdaq 100 Index® on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Nasdaq 100 Index® or a Nasdaq 100 successor index, or the level thereof, is changed in a material respect, or if the Nasdaq 100 Index® or a Nasdaq 100 successor index is in any other way modified so that the Nasdaq 100 Index® or such Nasdaq 100 successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nasdaq 100 Index® or such Nasdaq 100 successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Nasdaq 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nasdaq 100 Index® or such Nasdaq 100 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Nasdaq 100 Index® closing level with reference to the Nasdaq 100 Index® or such Nasdaq 100 successor index, as adjusted. Accordingly, if the method of calculating the Nasdaq 100® Index or a Nasdaq 100 successor index is modified so that the level of the Nasdaq 100 Index® or such Nasdaq 100 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nasdaq 100 Index®), then the calculation agent will adjust its calculation of the Nasdaq 100 Index® or such Nasdaq 100 successor index in order to arrive at a level of the Nasdaq 100 Index® or such Nasdaq 100 successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on an Auto-Callable Date or the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security relative to

•	the overall level of the disrupted Index

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Historical Information for the Nasdaq 100 Stock Index

The following graph sets forth the historical performance of the Nasdaq 100 Stock Index from September 4, 1997 through September 4, 2007. The Nasdaq 100 Stock Index closing level on September 4, 2007 was 2020.51. We obtained the Nasdaq 100 Stock Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Nasdaq 100 Stock Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company America, acting as agents (the “Agents”) for Deutsche Bank AG, will not receive or allow as a concession to other dealers discounts and commissions. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker dealers of up to 0.25% per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.